SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported):
May 18, 2004

NORFOLK SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-8339	52-1188014
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

Three Commercial Place
Norfolk, Virginia  23510-9241
(Address of principal executive offices)

(757) 629-2680
(Registrant's telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Item 5.     Other Events

                On May 13, 2004, Norfolk Southern Corporation entered into an agreement to purchase, effective June 1, 2004, a 40.5 percent membership interest in a limited liability company ("LLC") that owns and operates facilities that produce synthetic fuel from coal.  The investment will be funded from cash generated from operations.   The members of the LLC will be entitled to tax credits under the Internal Revenue Code for synthetic fuel produced at the facilities through 2007.  The LLC has received a private letter ruling from the Internal Revenue Service confirming that the owners of the facilities may claim tax credits on synthetic fuel produced at the facilities.

                The investment will be reported in the income statement as an expense in "Other income - net." Income taxes will be reduced to reflect the credits allowable under Section 29 of the Internal Revenue Code, and it is projected that the effective tax rate will be reduced below 30 percent for the year 2004.  As a net result of the reductions in Other income - net and Income taxes, the Corporation expects that the investment will increase net income by approximately $10 million in 2004.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 SIGNATURES

                                                                        NORFOLK SOUTHERN CORPORATION
                                                                        (Registrant)

                                                                             /s/ Dezora M. Martin
                                                                       _________________________________
                                                                       Name:     Dezora M. Martin
                                                                       Title:        Corporate Secretary

Date:  May 18, 2004